Exhibit 99.1

IFF Reports Fourth Quarter and Full Year Results for 2008

Local currency sales up 2% in the Fourth Quarter, up 2% for the year

Reported EPS up 7% in the Fourth Quarter, up 2% for the year

Adjusted EPS down 5% in the Fourth Quarter, up 4% for the year

NEW YORK--(BUSINESS WIRE)--February 5, 2009--International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for the consumer staples and products industry, today announced results for the fourth quarter and full year 2008. Earnings per share (EPS) on a reported basis were $.62 in the 2008 fourth quarter versus $.58 in the prior year quarter. For the full year, reported earnings per share were $2.87, compared to $2.82 in 2007.

Excluding items affecting comparability, fourth quarter adjusted EPS (“Adjusted EPS”) were $.50 in 2008 versus $0.53 in the fourth quarter 2007. The 2008 fourth quarter reported EPS includes a $.22 benefit related to prior years’ tax settlements and a $.10 restructuring charge pertaining to a performance improvement plan initiated during the quarter. The 2007 fourth quarter reported EPS included a $.05 gain on an asset sale.

On a comparable basis, excluding items from both periods, 2008 full year Adjusted EPS of $2.76 represents a 4% improvement over the prior year Adjusted EPS of $2.66. Full year 2008 Adjusted EPS excludes restructuring charges, employee separation costs, implementation costs related to our global shared service center, an insurance recovery and benefits from prior years’ tax settlements. Adjusted EPS for the year 2007 excludes a pension curtailment loss, gains on asset sales and benefits from prior years’ tax settlements. The reconciliation of adjusted items including Adjusted EPS for the fourth quarter and full year is set forth in the table included in this release.

“I am generally pleased with our 2008 financial performance, especially in light of the challenging economic and market conditions we faced this year," said Robert M. Amen, Chairman and Chief Executive Officer. “Our Flavors business continues to outperform our competition and is well-positioned for future growth. Our Fragrances business improved its performance in the fourth quarter but ended the year slightly below 2007 results. Excellent progress was made in some areas of the Fragrances business, especially in Greater Asia and Fragrance Ingredients, but we have additional opportunities to improve.”

Mr. Amen continued, “Margin pressure increased through most of 2008 as a result of higher input costs and weaker sales mix. In the fourth quarter, we were able to largely mitigate these factors and reduce the year-over-year gap in operating margins through internal improvements and cost recovery initiatives. Importantly, we made good progress against many of our strategic initiatives. I remain cautiously optimistic about 2009.”

FOURTH QUARTER 2008

Sales in local currency increased 2% versus the comparable period in 2007, whereas reported sales of $539 million were down 3% due to the strengthening U.S. dollar. Net income in 2008 was $49 million compared to $47 million in 2007. The 2008 results include $17 million of tax benefits related to prior years’ tax settlements and an $8 million after-tax restructuring charge related to the performance improvement plan. The 2007 results include a $4 million after-tax gain on the sale of assets. Excluding these items, adjusted net income decreased $3 million to $40 million in 2008. The decline is mainly attributable to interest expense ($3 million) and unfavorable exchange rate impacts, partially offset by margin improvement efforts.

Flavors Business Unit

Local currency sales were up 3% in the 2008 quarter, driven by growth in Greater Asia and North America. Sales in Latin America were flat, reflecting a significant weakening of these currencies as well as lower volumes. Reported sales worldwide declined 1%, reflecting the stronger U.S. dollar. Operating profit declined by $9 million to $32 million in 2008. The decline reflects unfavorable exchange rate impacts, rising input costs and allocated expenses (including incentive compensation expense), offset in part by higher volumes and pricing. Additionally, the results include $3 million of restructuring costs associated with the performance improvement plan.

Fragrances Business Unit

Fragrance sales in local currency were flat versus the comparable period last year. Lower Fine and Beauty Care sales in Europe were offset by strong growth in Greater Asia and 2% growth in the Fragrance Ingredients business. Reported sales were down 4% as a result of a stronger U.S. dollar. Operating profit was $41 million, an increase of $4 million versus the comparable period last year. Lower incentive compensation expense ($10 million), and pricing and margin improvement efforts more than offset the effect of unfavorable exchange rates, higher input costs and a less favorable sales mix. The 2008 period also included $2 million of restructuring costs associated with the performance improvement plan.

Sales performance by region and product category follows:

		Fourth Quarter 2008 vs. 2007
		Percent Change in Sales by Region of Destination
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	0%	0%	-2%	0%	4%	2%

EAME(1)	Reported	-16%	-9%	-4%	-11%	-8%	-10%
	Local Currency	-7%	0%	5%	-1%	1%	0%

Latin America	Reported	-4%	-7%	14%	-3%	0%	-2%

Greater Asia	Reported	10%	13%	-1%	9%	2%	5%
	Local Currency	11%	14%	-4%	9%	6%	7%

Total	Reported	-8%	-2%	-2%	-4%	-1%	-3%
	Local Currency	-3%	1%	2%	0%	3%	2%
(1) Europe, Africa and Middle East

Fourth Quarter 2008 Highlights

  Gross profit, as a percentage of sales, was 39.8% compared with 40.7% in the prior year quarter, a marked improvement from the year-over-year comparison in the second and third quarters.
  Research and Development expense decreased approximately 3% to $52 million, largely due to a stronger U.S. dollar. As a percentage of sales, it remained flat versus 2007 at 9.7%.
  Selling and Administrative expense, as a percentage of sales, decreased slightly to 17.5% versus 17.8% in 2007. The improvement reflects lower incentive compensation expense ($6 million) and cost containment efforts offset by planned increases to support growth.
  We initiated a performance improvement plan that will affect approximately 90 positions globally that resulted in a $12 million restructuring charge for severance.
  Other income, net in 2008, decreased $5 million from the prior year quarter, mainly due to a gain on asset sales in 2007.
  Interest expense totaled $19 million, increasing $3 million compared to the 2007 quarter, primarily due to the cost of a U.S. LIBOR-EURIBOR interest rate swap.
  The effective tax rate was a 26.4% benefit compared to a 26.2% expense in 2007. Excluding $20 million of benefits in 2008, mainly related to tax settlements, the current quarter effective tax rate would have been 25.3% compared to 25.7% in 2007 excluding the gain on asset sales ($6 million pre-tax, $4 million after-tax).

FULL YEAR 2008

Reported sales totaled $2,389 million, up 5% from 2007; Flavor and Fragrance sales increased 9% and 2%, respectively. 2008 sales benefited from the weaker U.S. dollar for most of the year. At comparable exchange rates, sales would have increased 2% over the prior year. Net Income was $230 million versus $247 million in 2007. The change is mainly attributable to $32 million of higher interest expense in 2008, partially offset by higher volume and favorable currency impacts.

Flavors Business Unit

Flavors delivered reported sales growth in all regions—most notably in Latin America and Greater Asia. We had good results across most categories, with beverages and confectionary the strongest. For the year, sales in local currency increased 6% driven by new wins, strong volume gains in the emerging markets and price increases. Reported sales increased 9% to $1.1 billion. Operating profit increased $11 million to $198 million despite higher input costs, investments in strategic initiatives and restructuring charges.

Fragrances Business Unit

Total Fragrance sales in local currency declined approximately 1% for the year. This reflects good growth in Greater Asia, Latin America and in Ingredients that were offset by lower volumes in Fine & Beauty Care, most notably in North America, during the first half of the year. On a reported basis, sales increased 2% aided by foreign exchange impacts. Operating profit declined $11 million to $199 million principally related to lower volume, higher input costs, unfavorable sales mix and restructuring charges.

Sales performance by region and product category follows:

		2008 vs. 2007
		Percent Change in Sales by Region of Destination
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	-14%	-10%	-2%	-10%	2%	-4%

EAME	Reported	2%	8%	6%	5%	7%	6%
	Local Currency	-4%	2%	-1%	-1%	2%	0%

Latin America	Reported	7%	-2%	17%	3%	21%	9%

Greater Asia	Reported	19%	13%	11%	14%	13%	13%
	Local Currency	17%	12%	7%	12%	10%	11%

Total	Reported	0%	3%	5%	2%	9%	5%
	Local Currency	-3%	0%	1%	-1%	6%	2%

Full Year 2008 Highlights

  Gross profit, as a percentage of sales, was 40.6% compared with 41.8% in 2007. The decline was mainly due to higher input costs and sales mix that was partially offset by volume growth in Flavors, price recovery across both business units and favorable exchange rate impacts.
  Research and Development expense, as a percentage of sales, was 8.9%, up slightly from the prior year.
  Selling and Administrative expense, as a percentage of sales, was 16.0% in 2008 compared to 16.5% in 2007. The year 2008 includes $3 million of expense for employee separation and the Global Shared Service implementation, as well as an insurance recovery. Excluding these items, Selling and Administrative expense would have been 15.8% of sales. The decrease reflects lower incentive compensation expense ($22 million) partially offset by investments to support growth in emerging markets.
  Other income, net in 2008, decreased $8 million from 2007, mainly due to asset sales in 2007.
  Interest expense totaled $74 million compared to $42 million during the year 2007. The increase reflects borrowings incurred during the third quarter of 2007 as well as the impact of higher costs on U.S. LIBOR-EURIBOR interest rate swaps, principally during the second half of 2008.
  The effective tax rate was 18.1 % compared to a rate of 24.8 % in the prior year. Both 2008 and 2007 included benefits principally related to tax settlements of $26 million and $10 million, respectively. Excluding these benefits, the 2008 effective tax rate would have been 27.3 % compared to a rate of 27.9 % for 2007. The lower effective tax rate for the current year was the result of a greater share of consolidated pre-tax earnings in lower tax jurisdictions.
  $178 million cash on-hand, significant drawdown capacity available on our multi-year credit facility as of December 31, 2008.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF), is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 31 countries worldwide. For more information, please visit our Web site at www.iff.com.

Individuals interested in receiving future updates on IFF via e-mail can register at http://ir.iff.biz.

Audio Web Cast

An audio Web cast, to discuss the Company's fourth quarter and full year 2008 financial results and outlook, will be held today at 9:00 a.m. ET. Interested parties can access the Web cast and accompanying slide presentation on the Company's Web site at www.iff.com, under the Investor Relations section. For those unable to listen to the live broadcast, a replay will be available on the Company's Web site approximately one hour after the event and will remain available on the IFF Web site until February 19, 2009.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this quarterly release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations. Certain of such forward-looking information may be identified by such terms as “expect”, “anticipate”, “believe”, “outlook”, “guidance”, “may” and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest and other savings, earnings and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements involve significant risks, uncertainties and other factors. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, especially given the current disruption in global economic conditions, including economic and recessionary pressures; energy and commodity prices; decline in consumer confidence and spending; significant fluctuations in the value of the U.S. dollar; population health and political uncertainties, and the difficulty in projecting the short and long-term effects of global economic conditions; rising interest rates; continued volatility and deterioration of the capital and credit markets, including continued disruption in the commercial paper market, and any adverse impact on our cost of and access to capital and credit; fluctuations in the price, quality and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets, especially given the current disruptions to such currency markets, and the impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; the outcome of uncertainties related to litigation; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Any public statements or disclosures by IFF following this report that modify or impact any of the forward-looking statements contained in or accompanying this report will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this report.

Certain other factors which may impact our financial results or which may cause actual results to differ from such forward-looking statements are also discussed in the Company’s periodic reports files with the Securities and Exchange Commission and available on the IFF Web site at www.iff.com under “Investor Relations”. You are urged to carefully consider all such factors.

International Flavors & Fragrances Inc.
Consolidated Income Statement
(Amounts in thousands except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

	2008	2007	% Change	2008	2007	% Change
Net sales	$539,103	$553,498	-3%	$2,389,372	$2,276,638	5%
Cost of goods sold	324,471	328,199	-1%	1,418,738	1,324,424	7%
Gross margin	214,632	225,299	-5%	970,634	952,214	2%
Research & development	52,344	53,898	-3%	212,695	199,023	7%
Selling and administrative	94,565	98,354	-4%	381,841	375,287	2%
Amortization	1,538	2,212	-30%	6,153	12,878	-52%
Curtailment Loss	-	-		-	5,943
Restructuring and other charges	12,245	-		18,212	-
Interest expense	19,207	16,229	18%	74,008	41,535	78%
Other expense (income), net	(3,991)	(9,389)		(2,797)	(11,136)
Pretax income	38,724	63,995	-39%	280,522	328,684	-15%
Income taxes	(10,240)	16,772	-161%	50,894	81,556	-38%
Net income	$48,964	$47,223	4%	$229,628	$247,128	-7%

Earnings per share - basic	$0.63	$0.59	7%	$2.91	$2.86	2%
Earnings per share - diluted	$0.62	$0.58	7%	$2.87	$2.82	2%

Average shares outstanding
Basic	78,128	80,550	-3%	79,032	86,541	-9%
Diluted	78,966	81,694	-3%	79,964	87,633	-9%

International Flavors & Fragrances Inc.
Consolidated Condensed Balance Sheet
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007

Cash & cash equivalents	$178,467	$151,471
Short-term - investments	361	604
Receivables	439,768	450,579
Inventories	479,567	484,222
Other current assets	63,586	69,217
Total current assets	1,161,749	1,156,093

Property, plant and equipment, net	496,856	508,820
Goodwill and other intangibles, net	726,683	732,836
Other assets	376,254	328,565
Total assets	$2,761,542	$2,726,314

Bank borrowings, overdrafts, current portion of long-term debt	$101,982	$152,473
Other current liabilities	390,280	390,970
Total current liabilities	492,262	543,443

Long-term debt	1,153,672	1,060,168
Non-current liabilities	542,497	505,506

Shareholders' equity	573,111	617,197
Total liabilities and shareholders' equity	$2,761,542	$2,726,314

International Flavors & Fragrances Inc.
Consolidated Statement of Cash Flows
(Amounts in thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2008	2007
Cash flows from operating activities:
Net income	$229,628	$247,128
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	75,986	82,788
Deferred income taxes	7,261	(6,343)
Gain on disposal of assets	(2,160)	(13,791)
Equity based compensation	17,246	18,168
Curtailment loss	-	5,943
Changes in assets and liabilities
Current receivables	(39,879)	(32,974)
Inventories	(19,736)	(12,406)
Current payables	(30,585)	22,298
Changes in other assets/liabilities	(5,246)	3,251
Net cash provided by operations	232,515	314,062

Cash flows from investing activities:
Additions to property, plant and equipment	(85,395)	(65,614)
Net, purchase of investments	(7,198)	(2,699)
Proceeds from disposal of assets	2,848	16,959
Net cash used in investing activities	(89,745)	(51,354)

Cash flows from financing activities:
Cash dividends paid to shareholders	(74,865)	(76,600)
Net change in bank borrowings and overdrafts	2,902	(129,648)
Proceeds from long-term debt	139,167	498,569
Repayments of long-term debt	(139,364)	-
Proceeds from issuance of stock under stock plans	8,609	50,116
Excess tax benefits on stock options exercised	133	6,568
Purchase of treasury stock	(29,995)	(577,001)
Net cash used in financing activities	(93,413)	(227,996)

Effect of exchange rates changes on cash and cash equivalents	(22,361)	2,251

Net change in cash and cash equivalents	26,996	36,963

Cash and cash equivalents at beginning of year	151,471	114,508

Cash and cash equivalents at end of period	$178,467	$151,471

International Flavors & Fragrances Inc.
Business Unit Performance
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net Sales
Flavors	$250,707	$253,138	$1,092,544	$1,005,544
Fragrances	$288,396	$300,360	$1,296,828	$1,271,094
Consolidated	$539,103	$553,498	$2,389,372	$2,276,638

Operating Profit
Flavors	$32,479	$41,770	$197,838	$187,275
Fragrances	$40,584	$36,892	$198,681	$209,812
Global Expenses	$(19,123)	$3,201	$(44,786)	$(26,976)
Consolidated	$53,940	$81,863	$351,733	$370,111

Interest Expense	$(19,207)	$(16,229)	$(74,008)	$(41,535)
Other Income (expense), net	$3,991	$(1,639)	$2,797	$108
Income Before Taxes	$38,724	$63,995	$280,522	$328,684

International Flavors & Fragrances Inc.
Regulation G Reconciliation Schedule

	2008
	Fourth Quarter	Full Year*
EPS Reported	$0.62	$2.87
Employee separation and implementation costs		0.05
Restructuring charges	0.10	0.16
Insurance recovery		-0.02
Tax adjustment (1)	-0.22	-0.29
EPS as Adjusted	$0.50	$2.76

	2007
	Fourth Quarter	Full Year*
EPS Reported	$0.58	$2.82
Loss on curtailment		0.04
Gain on asset sales	-0.05	-0.09
Tax adjustment (1)		-0.11
EPS as Adjusted	$0.53	$2.66

(1) Primarily, favorable tax ruling benefits

* The sum of the individual quarter's net income per share does not equal the earnings per share for the year-to-date due to changes in average shares outstanding during the year.

This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP

These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period to period comparative basis, the relative impact of employee separation costs, restructuring charges, insurance recovery, Global Shared Service implementation costs, gains on asset disposals, benefit of tax settlements, and a pension curtailment charges. The adjusted information is intended to be more indicative of the Company’s core operating results.

CONTACT:
International Flavors & Fragrances Inc.
Investor:
Richard O'Leary, 212-708-7291
Interim CFO
or
Media:
Joseph Faranda, 212-515-7959
VP, Marketing & Communications